Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4, as amended, of our report dated August 10, 2017 on the consolidated financial statements of Cache Holdings, Inc. for the years ended December 31, 2016 and 2015 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Sewell & Taylor

Sewell & Taylor LLP

Tulsa, Oklahoma

August 14, 2017